                      Bresnan Communications Group Systems
                       Ratio of Earnings to Fixed Charges
                                 (in thousands)

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
                                                                                                           Pro-forma
                                     1994          1995           1996           1997         12/31/98      12/31/98
Fixed Charge Coverage

Earnings:
Net Income/Loss before tax         28,886         18,847         19,848         37,831         65,364          14664

Plus:
Fixed Charge Interest              12,557         16,063         15,032         18,715         18,296         72,650
Portion of rent=Interest              360            463            471            640            640            640
                              --------------------------------------------------------------------------------------

Earnings as defined                41,803         35,373         35,351         57,186         84,300         87,954

Fixed Charges:
Interest Expense                   12,557         16,063         15,032         18,715         18,296         72,650
Capitalized interest                   10            181          1,005            324             47             47
Portion of rent=interest              360            463            471            640            640            640
                              --------------------------------------------------------------------------------------

Total Fixed Charges                12,927         16,707         16,508         19,679         18,983         73,337
                              --------------------------------------------------------------------------------------

Earnings/(Deficiency)              28,876         18,666         18,843         37,507         65,317         14,617
                              ======================================================================================

                              3.233774271     2.11725624    2.141423523    2.905908059     4.44081547       1.199313
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